Exhibit 16.2

WEAVER & MARTIN

October 24, 2007

U.S. Securities and Exchange Commission
Office of the Chief Accountant
450 fifth Street, NW
Washington, DC 20549

RE: Nutech Digital, Inc.
File No. 000-50021
Change in Certifying Accountant

Dear Sir or Madam:

The firm of Weaver & Martin, LLC was previously principal accountant for NuTech Digital, Inc. (the "Company") and reported on the financial statements of the Company for the year ended December 31, 2006. On October 5, 2007, we notified the Company that we were resigning as the principal accountant. We have read Item 4 of Form 8-K of NuTech Digital and agree with the statements concerning our Firm contained therein.

Very Truly Yours

Weaver & Martin, LLC

/s/ Weaver & Martin, LLC
411 Valentine Road, Suite 300
Kansas City, MO 64111
T 816-756-5525
F 816-756-2252

Certified Public Accountants & Consultants
411 Valentine, Suite 300
Kansas City, Missouri 64111
Phone: (816) 756-5525
Fax: (816) 756-2252